Exhibit (l)(2)

[MORRIS, NICHOLS, ARSHT & TUNNELL LLP LETTERHEAD]

May 24, 2013

Ivy High Income Opportunities Fund

6300 Lamar Avenue

P.O. Box 29217

Shawnee Mission, Kansas 66201-9217

Re:	Ivy High Income Opportunities Fund

Ladies and Gentlemen:

As Delaware counsel to Ivy High Income Opportunities Fund, a Delaware statutory trust (the “Registrant”), we consent to the incorporation by reference of our opinion, filed with Pre-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form N-2, in the Pre-Effective Amendment thereto filed on or about the date hereof. In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

/s/ Louis G. Hering

Louis G. Hering